UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 7, 2008 (July 3, 2008)

SkyTerra Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13865	23-2368845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10802 Parkridge Boulevard

Reston, VA 20191

(Address of principal executive offices, including zip code)

703-390-1899

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2008, Mobile Satellite Ventures LP (“MSV”) entered into an agreement with Boeing Satellite Systems Inc. (“Boeing”) to amend its existing contract (the “Contract”) with respect to its satellite system procurement. The amendment provides MSV with an additional $40 million of construction payment deferrals (“Additional Deferrals”) on the second satellite under the Contract, with an interest rate of LIBOR plus 400 basis points. The original construction payment deferral is for $76 million (“Original Deferrals”). The amendment also provides that the Original Deferrals and the Additional Deferrals associated with the construction payments will be due and payable the earlier of December 20, 2010 or ten (10) days before shipment of the MSV-2 satellite for launch (“Deferral Extension Date”). Prior to the amendment, MSV was to have begun repaying the original $76 million construction deferrals within one month of reaching the maximum available amount of deferrals, estimated at the fourth quarter of 2008, with final payment of such original construction deferrals expected to have been completed approximately in the first quarter of 2010.

In exchange for the Additional Deferrals and Deferral Extension Date, MSV has agreed that SkyTerra would issue Boeing warrants exercisable for 626,002 shares of SkyTerra Communications Voting Common Stock with an exercise price of ten dollars ($10.00) per share, subject to certain anti-dilution adjustments, and a warrant term exercise period of ten (10) years, vesting on a proportional basis consistent with the drawdown against the Additional Deferral amounts. In addition, the delivery date for the MSV-2 satellite network will be extended by four (4) months, to July 11, 2010, which is well within the regulatory license milestone requirements. Finally, MSV agreed that in the event any liquidated damages would be due and payable by Boeing for late delivery of either satellite system, as more fully set forth in the existing Contract, MSV agreed that with respect to $19 million of any such liquidated damages that would have been earned back over a more extended period in accordance with the terms of the existing Contract, Boeing would obtain an accelerated right to earn back the payments over a period of two and one-half (2.5) years.

SkyTerra announced that the amendments improve its liquidity position and that it believes it has adequate sources of liquidity to meet its financial requirements into the second quarter of 2009.

The foregoing discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including statements regarding the Company’s capital needs, business strategy, expectations and intentions. The Company urges you to consider that statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events. Because the Company’s business is subject to numerous risks, uncertainties and risk factors, the Company’s actual results could differ materially from those anticipated in the forward-looking statements, including those set forth in the Company’s Reports on Form 10-K and 10-Q and elsewhere in the Company’s public filings. Actual results will most likely differ from those reflected in these statements, and the differences could be substantial. The Company disclaims any obligation to publicly update these statements, or disclose any difference between the Company’s actual results and those reflected in the Company’s statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

For a description of the Additional Deferrals, see Item 1.01 above.

Section 3 Securities and Trading Market

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 1.01, pursuant to the Contract, MSV has agreed, and SkyTerra has confirmed to MSV, to issue Boeing warrants to purchase 626,002 shares of SkyTerra Voting Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 7, 2008	By:	/s/ RANDY SEGAL
Name: Randy Segal
General Counsel

4